NEWS	Exhibit 99.1

Cathie Koch
Group Vice President, Corporate Affairs
(813) 830-5127

Bloomin’ Brands Announces Board Changes

Rohit Lal Appointed New Independent Director

R. Michael Mohan Named Chairman; Jim Craigie Retires as Chairman and Director

TAMPA, Fla (August 28, 2023) – Bloomin’ Brands, Inc. (NASDAQ: BLMN) today announced that Rohit Lal, who currently serves as Executive Vice President and Chief Information Officer for Saia Inc., has joined the company’s Board of Directors. In addition, R. Michael Mohan, who has served as a Director since 2017, has been named Chairman of the Board. Mohan succeeds Jim Craigie, who has retired as Chairman and as a Director after 10 years of service to Bloomin’ Brands. These appointments are part of the Company’s ongoing Board refreshment and succession planning, and its commitment to good corporate governance.

“I’m honored to assume the role of Chairman and I look forward to continuing to work closely with my fellow directors and the leadership team in supporting the company’s initiatives to elevate the customer experience, deliver sustainable sales and profit growth and drive shareholder value,” said Mohan. “On behalf of the entire Board, I am grateful to Jim for his leadership and many valuable contributions to Bloomin’ Brands over the past decade.”

Mohan added, “Rohit’s expertise in the areas of digital, supply chain logistics and cybersecurity complements our current Board composition. All three areas play a pivotal role in growing our dynamic brands and we are excited to benefit from his additional perspectives.”

David Deno, Chief Executive Officer, said, “Rohit’s proven success will help guide the digital transformation we have underway. We look forward to his insights and expertise as we continue to drive strategies that maximize customer-facing experiences. I would also like to express my sincere appreciation for Jim’s guidance and commitment and welcome Mike as our new Board Chairman.”

Lal currently leads IT teams in enterprise-wide solutions from applications to analytics in his role as Executive Vice President and Chief Information Officer for Saia. Lal is an expert in transforming IT systems and cultures and ensuring IT solutions and data-driven decisions become competitive tools to enable and advance an organization’s strategic objectives. He brings experience in designing and implementing solutions focused on customer satisfaction, productivity, and asset utilization. Prior to Saia, Lal held the role of Director, Enterprise Architecture for CONA Services, an IT shared services company owned by the 11 largest Coca-Cola Bottlers in North America.

Mohan was appointed to the Board in 2017. He currently serves as Chairman of the Compensation Committee and is a member of the Nominating and Corporate Governance Committee. He served as President and Chief Operating Officer and in various other executive roles in merchandising and marketing during his nearly 18-year tenure at Best Buy Co., Inc. Mohan is an operations expert, with significant experience in retail management and digital marketing, as well as a deep understanding of Bloomin’ Brands’ dynamic family of brands, its guests, and its go-forward strategy.

About Bloomin’ Brands, Inc.
Bloomin' Brands, Inc. is one of the largest casual dining restaurant companies in the world with a portfolio of leading, differentiated restaurant concepts. The Company has four founder-inspired brands: Outback Steakhouse, Carrabba's Italian Grill, Bonefish Grill and Fleming’s Prime Steakhouse and Wine Bar. The Company owns and operates more than 1,450 restaurants throughout 47 states, Guam and 13 countries, some of which are franchise locations. For more information, please visit bloominbrands.com.
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